UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006

GLENBOROUGH REALTY TRUST INCORPORATED
(Exact name of Registrant as Specified in Charter)

Maryland	001-14162	94-3211970
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
c/o GRIDIRON ACQUISITION LLC, c/o Morgan Stanley Real Estate Investing,
555 California Street, Suite 2200, San Francisco, CA 94104
(Address of principal executive offices)
Registrant’s telephone number, including area code: (415) 576-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.
On November 29, 2006, Glenborough Realty Trust Incorporated (the “Company”) completed the merger (the “Merger”) of the Company with and into Gridiron Acquisition LLC (“Merger Sub”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated August 20, 2006, by and among the Company, Glenborough Properties, L.P. (the “Operating Partnership”), and certain affiliates of Morgan Stanley Real Estate (“Morgan Stanley”). Morgan Stanley acquired one hundred percent of the outstanding securities of the Company in an all-cash transaction valued at approximately $1.9 billion, including the assumption of $792 million of the Company’s existing indebtedness.
Pursuant to the terms of the Merger Agreement, each share of common stock of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger converted into the right to receive (i) $26.00 in cash, plus (ii) $0.182336, an amount equal to a pro rated portion of the Company’s regular quarterly distribution of $0.275 per share.
In addition, in connection with the Merger, each share of 7 3/4% Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) issued and outstanding immediately prior to the effective time of the Merger was redeemed at the redemption price per share of $25.70.
Holders of limited partnership units in the Operating Partnership were entitled to receive $26.182336 per unit in cash or, at their election, had the right to receive either common units in the surviving operating partnership similar in their terms to the common units of the Operating Partnership prior to the Merger or, alternatively, preferred units in the surviving operating partnership.
ITEM 8.01. OTHER EVENTS.
On November 29, 2006, Morgan Stanley issued the press release relating to the completion of the Merger attached hereto as Exhibit 99.1, which is incorporated by reference into this Item 8.01 in its entirety.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d)     Exhibits.

Exhibit
Number	Description

99.1	Press Release dated November 29, 2006 relating to the closing of the Merger

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2006	GRIDIRON ACQUISITION LLC (as successor by merger to Glenborough Realty Trust Incorporated)
	By:	Gridiron Holdings LLC, its managing member

	By:	/s/ Amy Price
		Name:	Amy Price
		Title:	Vice President

EXHIBIT TABLE

Exhibit
Number	Description

99.1	Press Release dated November 29, 2006 relating to the closing of the Merger